                                                                  EXHIBIT n.4


The Board of Directors and Shareholders
Allied Capital Corporation and Subsidiaries:

Re: Registration Statement No. 333-104149

Ladies and Gentlemen:

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 21, 2003 (except as to Note 4 which is as of May 14, 2003) related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Washington, D.C.

June 5, 2003